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                                                           EXHIBIT 10.8

                          RETIREMENT AGREEMENT
                           AND GENERAL RELEASE


                THIS AGREEMENT, made and entered into on this 22nd day of November, 1993 by and between Maritrans Inc., a Delaware corporation, with principal offices at Philadelphia, Pennsylvania (hereinafter referred to as the "Company"), and James H. Sanborn, an individual residing at 324 Keller Road, Berwyn, PA 19312 (hereinafter referred to as "Sanborn").


                               W I T N E S S E T H:


                WHEREAS, the Company has heretofore employed
      Sanborn under an Employment Agreement entered into as of April 1, 1993 (the "Employment Agreement"); and

                WHEREAS, Sanborn has decided to retire from the Company's employ and terminate the Employment Agreement on December 17, 1993 and the Company believes that these actions are in its best interest; and

                WHEREAS, the Company and Sanborn wish to enter into an agreement to clearly set forth certain payments to be made and actions to be taken by reason of Sanborn's retirement and the termination of the Employment Agreement and to provide for a mutual release as to any claims either party might have against the other including, without limitation, claims that might be asserted by Sanborn under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein; and

                WHEREAS, the Employment Agreement shall be and is superseded by this Agreement except as to the obligations imposed, and the rights provided, by sections 2, 3 and 4 (and section 6 to the extent provided by Section 3 below) of the Employment Agreement, which shall remain in full force and effect consistent with the terms of this Agreement and the Employment Agreement;

                NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                1.   Sanborn hereby confirms his voluntary
      retirement from the employ of the Company, effective on December 17, 1993. Sanborn's term as a director of the Company (which expires at the annual meeting of the shareholders of the Company to be held in 1995) is not subject to this Agreement and Sanborn shall continue to serve as a director during the current term at the pleasure of the Chairman of the Board of Directors of the Company.
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                2.   In addition to any payments due to Sanborn
      under any employee benefit plan or program of the Company and, notwithstanding Sanborn's retirement and the termination of the Employment Agreement, the Company shall pay to Sanborn, in exchange for the release provided in Section 7 below, and subject to applicable employment and income tax withholdings and deductions, (i) his normal base salary through December 31, 1993, (ii) commencing January 1, 1994, a supplemental monthly single life pension benefit equal to $5,346 reduced by the amount of the retirement benefit actually payable under (a) the Retirement Plan of Maritrans Inc. and (b) the Maritrans Inc. Excess Benefit Plan, which pension benefit shall be payable in the same form, at the same time, for the same duration and subject to the same actuarial reductions or adjustments as the retirement benefit paid under the Retirement Plan, and (iii) commencing January 1, 1994, a monthly sum equal to the COBRA premium (plus a tax equalization amount) due under the Company's Health Plan, and continuing until June 30, 1995.

                3. Notwithstanding Sanborn's retirement (i) the Company will pay to Sanborn, on or before April 30, 1994, the bonus, if any, that Sanborn would have earned under the Maritrans Inc. Executive Award Plan for 1993, and (ii) in the event that the there is a Change of Control of the Company, as defined in section 6 of the Employment Agreement, and the transaction pursuant to which that Change of Control occurs is publicly announced by the Company or the subject of an executed letter of intent, in either event on or before May 1, 1994, section 6 of the Employment Agreement shall continue to apply; provided, however, that (iii) any payments made under Section 2 of this Agreement shall serve as an offset to any amounts due under such section 6 and (iv) any such payments made under Section 2 of this Agreement shall not be taken into account in determining "Base Compensation" for the purpose of calculating the amount due under section 6.3(a) of the Employment Agreement.

                4. Sanborn agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Sanborn all other amounts due and owing in accordance with the terms of the Employment Agreement and that the Company has no obligation, contractual or otherwise to Sanborn except as provided herein nor to hire, rehire or re-employ Sanborn
      in the future.   Notwithstanding the foregoing, the Company
      may ask Sanborn to provide consulting services after the date hereof and, if Sanborn wishes to provide such services, the
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      Company shall pay Sanborn at an hourly rate of $50, plus any expenses that Sanborn incurs in connection with the performance of those services, as adjusted from time to time to such other rate as the parties may agree in writing.

                5. Sanborn agrees and reaffirms that Section 2 of the Employment Agreement, as to Confidential Information, shall continue to apply notwithstanding his retirement and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under
      Section 4 of the Employment Agreement in enforcing its rights thereunder.

                6.   Sanborn further agrees and reaffirms that
      Section 3 of the Employment Agreement, as to Non-Competition, shall continue to apply for 12 months from December 17 , 1993, notwithstanding his retirement and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under Section 4 of the Employment Agreement in enforcing its rights thereunder.

                7.   In full and complete settlement of any claims
      that Sanborn may have against the Company, including any
      possible violations of the Age Discrimination in Employment
      Act, 29 U.S.C. Section 621 et seq., ("ADEA") in connection with his retirement from employment by the Company, and for and in consideration of the undertakings of the Company described herein, Sanborn does hereby REMISE, RELEASE, AND FOREVER
      DISCHARGE the Company, Maritrans General Partner Inc.,
      Maritrans Operating Partners L.P. and their subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective
      successors and assigns, heirs, executors and administrators (hereinafter collectively referred to as "Maritrans"), of and from any and all manner of actions and causes of actions,
      suits, debts, claims and demands whatsoever in law or in
      equity, which he ever had, now has, or hereafter may have, or which Sanborn's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Sanborn's employment with Maritrans to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Sanborn's employment
      relationship or the Employment Agreement and Sanborn's
      retirement from that employment relationship with Maritrans and the termination of the Employment Agreement, including but not limited to, any claims which have been asserted,
      could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including, but not limited to, any claims under ADEA, Title VII of the Civil
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      Rights Act of 1964, 42 U.S.C. Section 2000e et seq. ("Title VII"),
      the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq., and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Sanborn from joining Maritrans in any action brought against him which arises out of actions taken within the scope of his employment by the Company and for which he would have been indemnified pursuant to the bylaws of the Company as of the date hereof, unless later limited in accordance with applicable law, (in which case he shall notify Maritrans within five business days after receiving service of process as to the commencement of the action and give Maritrans the right to control the defense of any such action).

                8. Sanborn further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA, Title VII or the Pennsylvania Human Relations Act. In addition, Sanborn further agrees and covenants that, from and after the date hereof, he will not voluntarily assist, cooperate or be involved in any way in any action or claim of another employee or former employee against the Company or any of its affiliates, officers, directors or employees, and that the Company shall be entitled to all remedies available at law or equity in enforcing its rights hereunder. Finally, Sanborn also agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite his agreement not to do so hereunder, then he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

                9. In full and complete settlement of any claims that the Company may have against Sanborn, other than the fulfillment of Sanborn's obligations hereunder or his remaining obligations under the Employment Agreement, and for and in consideration of the undertakings of Sanborn described herein, Maritrans does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Sanborn and his heirs, executors and administrators
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      (hereinafter collectively referred to as "Sanborn"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Maritrans ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act) matter, cause or thing whatsoever from the beginning of Sanborn's employment with Maritrans to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Sanborn's employment relationship or the Employment Agreement and his retirement from that employment relationship with Maritrans and the termination of the Employment Agreement.

                10. Sanborn hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits, described under Sections 2 and 3 hereof, that he would have no right to receive under the Employment Agreement or otherwise, and that such compensation is sufficient to support the release, covenants and agreements by Sanborn herein.

                11. Sanborn further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Sanborn's employment by the Company.

                12. Sanborn hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Sanborn acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention, as expressed in Section 7 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. The Company has made no representations to Sanborn concerning the terms or effects of this Agreement other than those contained in this Agreement.

                13.  Sanborn hereby acknowledges that he was
      presented with this Agreement on November 22, 1993, and that he has been informed that he had the right to consider this Agreement and the release contained herein for a period of at least twenty-one (21) days prior to execution. Sanborn also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at 2600 One Logan Square, Philadelphia, PA 19103, in which event the provisions of this Agreement shall be null and void, and the parties shall have
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      the rights, duties, obligations and remedies afforded by the
      Employment Agreement.

                14. If any portion of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

                15.  This Agreement shall be interpreted and
      enforced under the laws of the Commonwealth of Pennsylvania.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

      ATTEST:                          MARITRANS INC.


      /s/ John C. Newcomb              By: /s/ Stephen A. Van Dyck
      ------------------------------      --------------------------
      Secretary                               Chairman

      /s/ Diana Maxwell                   /s/ James H. Sanborn
      ------------------------------      --------------------------
      Witness                             JAMES H. SANBORN
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